Exhibit 99.3

January 25, 2018

The purpose of this Q&A is to provide additional details regarding today’s announcement from Key Technology and Duravant. Please feel free to attribute any of the following statements to Jack Ehren, President of Key Technology.

Q:    What are the benefits of this change in ownership?

A:	The transaction is a very positive outcome for our shareholders, employees, customers, and our Company.

The combined global infrastructure of Duravant and Key will help us advance our commitment to increased geographic market and new application penetration.

Key believes the transaction will also have a positive impact on customers. Duravant’s strong commitment to investment and growth will really enable Key to accelerate the execution of our overall strategy and even further enhance our customer partnerships.

Q:    Will there be any changes in Key Technology’s organizational structure or management?

A:
There are no planned changes in Key’s company structure or management. Our global management team is very proud of what we have accomplished together, and we are energized by what we will continue to achieve as we join the Duravant family.

Q:    Will there be any layoffs or severance packages offered to Key employees?

A:
There are no plans for the elimination of jobs. We have grown our annual global orders by 25% over the past two years, and have added a net 64 positions in Walla Walla over approximately the same two-year period. Our focus is on continuing to execute on our long-term global growth strategy.

Q:    How will Key employees be impacted by the acquisition?
A:    There are no planned negative impacts to our employees, or their pay and benefits.

If you have any follow-up questions, please contact me directly at 509-394-3285 or 509-539-7210.

Best Regards,
Anita Funk

Additional Information
The tender offer described in this document has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Duravant LLC (“Duravant”) and its wholly owned subsidiary, Cascade Merger Sub, Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Key Technology, Inc. (“Key Technology”) intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Duravant, Cascade Merger Sub,

Inc. and Key Technology intend to mail these documents to the Key Technology shareholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained (when available) for free by contacting the information agent for the tender offer.
Cautionary Statement Regarding Forward-Looking Statements
This document contains forward-looking information related to Duravant, Key Technology and the proposed acquisition of Key Technology by Duravant that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Duravant’s and Key Technology’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Duravant and Key Technology, Duravant’s and Key Technology’s products, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Key Technology’s shareholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks relating to the possibility that a competing proposal will be made; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; competitive developments; and other risks and uncertainties discussed in Key Technology’s filings with the SEC, including the “Risk Factors” and “Information Concerning Forward-Looking Statements” sections of Key Technology’s most recent annual report on Form 10-K. You can obtain copies of Key Technology’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other tender offer documents filed by Duravant and Cascade Merger Sub, Inc. and Key Technology. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.
Many of these factors are beyond Duravant’s and Key Technology’s control. Unless otherwise required by applicable law, Duravant and Key Technology disclaim any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.